                                                                   EXHIBIT 10.11

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                            STOCK PURCHASE AGREEMENT

                                     between

                              UNION DRILLING, INC.

                                       and

                           THE INVESTORS NAMED HEREIN

                                 MARCH 31, 2005

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                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----

   Section 3.4     Authority; Non-Contravention; Statutory Approvals;
                      Compliance.........................................      4
   Section 3.5     Financial Statements..................................      5
   Section 3.6     Absence of Certain Changes or Events; Absence of

   Section 6.2     Conduct of Union Drilling's Business Pending
                      the Closing........................................     19

                                        i

   Section 10.1    Survival of Representations, Warranties, Covenants

TABLE OF EXHIBITS AND SCHEDULES

Exhibit A      Form of Registration Rights Agreement
Schedule 1.1   Investors and Shares
Disclosure Schedule

                                       ii

                            STOCK PURCHASE AGREEMENT

     STOCK PURCHASE AGREEMENT (this "Agreement"), dated as of March 31, 2005, by and between Union Drilling, Inc., a Delaware corporation ("Union Drilling"),
[Steven A. Webster], [Wolf Marine S.A., a Liberian corporation,] William R.
Ziegler, and Thomas H. O'Neill, Jr. (together, the "Investors"). Certain capitalized terms used in this Agreement are defined in Section 11.4.

     WHEREAS, Union Drilling desires to sell, and the Investors desire to purchase, 1,052,632 shares of the Common Stock, par value $0.01 per share, of
Union Drilling (the "Shares"), all for the consideration and on the terms and conditions set forth in this Agreement.

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

                                    ARTICLE I
                           SALE AND TRANSFER OF SHARES

     Section 1.1 Sale of Shares.

     At the Closing, each of the Investors shall purchase from Union Drilling, and Union Drilling shall issue and sell to each of the Investors, the number of
Shares described opposite such Investor's name on Schedule 1.1 hereto at the price shown thereon, being a total of 1,052,632 shares of Union Drilling Common
Stock for an aggregate purchase price of $20,000,008 ($19.00 per share).

                                   ARTICLE II
                                     CLOSING

     Section 2.1 Closing.

     The closing of the purchase and sale of the Shares contemplated by this
Agreement (the "Closing") will take place (a) on the date hereof or (b) at such other time and date as Union Drilling and the Investors shall agree (such date and time on and at which the Closing occurs being referred to herein as the
"Closing Date"). At the Closing, there shall be delivered to Union Drilling and the Investors certificates and other documents and instruments required to be delivered under Article VIII hereof. The Closing shall take place at such location as Union Drilling and the Investors shall agree.

     Section 2.2 Closing Obligations

     At the Closing:

          (a) Union Drilling will deliver to the Investors:

               (i) certificates representing the Shares in the names and in the amounts set forth on Schedule 1.1 hereto;

               (ii) the Registration Rights Agreement executed by Union
               Drilling; and

               (iii) any other documents to be delivered by Union Drilling pursuant to Article VIII.

          (b) The Investors will deliver to Union Drilling:

               (i) by wire transfer to an account specified in writing to the
               Investors by Union Drilling, the aggregate amount of $20,000,008
               (each Investor shall transfer the amount set forth opposite such
               Investor's name on Schedule 1.1 hereto), in payment for the
               Shares;

               (ii) the Registration Rights Agreement executed by the Investors;
               and

               (iv) any other documents to be delivered by the Investors
               pursuant to Article VIII.

                                   ARTICLE III
                REPRESENTATIONS AND WARRANTIES OF UNION DRILLING

     Union Drilling hereby represents and warrants to the Investors as follows:

     Section 3.1 Organization and Qualification.

     Union Drilling is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has all requisite corporate power and authority, and has been duly authorized by all necessary approvals and orders, to own, lease and operate its Assets (as hereinafter defined) and to carry on its business as it is now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its Assets (as hereinafter defined) makes such qualification necessary other than in such jurisdictions where the failure to be so qualified and in good standing will not, when taken together with all other such failures, have a Union Drilling Material Adverse
Effect (as hereinafter defined).

     Section 3.2 Subsidiaries.

     Section 3.2 of the disclosure schedule delivered by Union Drilling to the
Investors concurrently with the execution of this Agreement (the "Disclosure
Schedule") sets forth a description as of the date hereof of all Subsidiaries
(as defined in Section 11.4) of Union Drilling and each other corporation, partnership, limited liability company, business, trust or other Person in which
Union Drilling or any of its Subsidiaries owns, directly or indirectly, an interest in the

equity, including the name of each such Person and Union Drilling's interest therein, and, as to each Subsidiary identified in Section 3.2 of the Disclosure
Schedule, a brief description of the principal line or lines of business conducted by each such entity. Except as set forth in Section 3.2 of the
Disclosure Schedule, each of Union Drilling's Subsidiaries is duly organized, validly existing and in good standing under the laws of its state or county of organization, has all requisite organizational power and authority, and has been duly authorized by all necessary approvals and orders, to own, lease and operate its Assets and to carry on its business as it is now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its Assets make such qualification necessary, other than in such jurisdictions where the failure to be so qualified and in good standing will not, when taken together with all other such failures, have a Union Drilling Material Adverse Effect. Except as set forth in Section 3.2 of the Disclosure Schedule, all of the issued and outstanding shares of capital stock of each Subsidiary of Union Drilling are validly issued, fully paid, nonassessable and free of preemptive rights; are owned directly or indirectly by Union Drilling free and clear of any liens, claims, encumbrances, security interests, equities, charges and options of any nature whatsoever ("Encumbrances"), and there are no outstanding subscriptions, options, calls, contracts, voting trusts, proxies or other commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement, obligating any such Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of its capital stock or obligating it to grant, extend or enter into any such agreement or commitment.

     Section 3.3 Capitalization.

     The authorized capital stock of Union Drilling consists of 25,000,000 shares of Common Stock, par value $.01 per share (the "Union Drilling Common
Stock"). There are issued and outstanding 5,000,000 shares of Union Drilling
Common Stock, and, after giving effect to the issuance of the Shares and to the issuance of 111,111 shares of Union Drilling Common Stock pursuant to the
Thornton Purchase Agreement, there will be issued and outstanding 6,163,743 shares of Union Drilling Common Stock. All of such shares of the capital stock of Union Drilling are, or will be upon issuance, validly issued, fully paid, nonassessable and free of preemptive rights, other than as provided in this
Agreement. Except as set forth in Section 3.3 of the Disclosure Schedule or as contemplated by this Agreement or the Thornton Purchase Agreement, as of the date hereof, there are no outstanding subscriptions, options, calls, contracts, voting trusts, proxies or other commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement, obligating Union
Drilling or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the capital stock of Union
Drilling or obligating Union Drilling or any of its Subsidiaries to grant, extend or enter into any such agreement or commitment. Except as set forth in
Section 3.3 of the Disclosure Schedule, Union Drilling has no commitments or obligations to purchase or redeem any shares of capital stock of Union Drilling or any of its Subsidiaries. Except as set forth in Section 3.3 of the Disclosure
Schedule or as contemplated by this Agreement, there are no stockholder agreements, voting trusts, proxies or other agreements or understandings to which Union Drilling or any of its Subsidiaries is a party or by which Union
Drilling or any of its Subsidiaries is bound relating to the voting of any shares of the capital stock of Union Drilling or any of its Subsidiaries by any
Person other than Union Drilling or a Subsidiary of Union Drilling. True,

accurate and complete copies of the Articles of Incorporation and Bylaws of
Union Drilling and the charter and bylaws or other organizational documents and operating agreements for each Subsidiary of Union Drilling, as in effect on the date hereof, have previously been made available to the Investors.

     Section 3.4 Authority; Non-Contravention; Statutory Approvals; Compliance.

          (a) Authority. Union Drilling has all requisite power and authority to enter into this Agreement and, subject to obtaining each of the statutory approvals listed in Section 3.4(c) (the "Union Drilling Required Statutory
Approvals"), to consummate the Contemplated Transactions. The execution and delivery of this Agreement and the consummation by Union Drilling of the
Contemplated Transactions have been duly authorized by all necessary corporate action on the part of Union Drilling. This Agreement has been duly and validly executed and delivered by Union Drilling and, assuming the due authorization, execution and delivery hereof by the Investors, constitutes the valid and binding obligation of Union Drilling enforceable against it in accordance with its terms (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally and general equitable principles, whether considered in a proceeding in equity or at law).

          (b) Non-Contravention. The execution and delivery of this Agreement by
Union Drilling does not, and the consummation of the Contemplated Transactions will not (with or without notice or lapse of time or both), (i) violate or conflict with any provision of the Articles of Incorporation or Bylaws of Union
Drilling or similar governing documents of any of Union Drilling's Subsidiaries,
(ii) subject to obtaining the Union Drilling Required Statutory Approvals, violate or conflict with any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any Governmental
Authority (as hereinafter defined) applicable to Union Drilling or any of its
Subsidiaries or any of their respective Assets, or (iii) violate, conflict with, or result in a breach of any provision of, or constitute a default under, or trigger any obligation to repurchase, redeem or otherwise retire indebtedness under, or result in the termination of, or accelerate the performance required by, or result in a right of termination, cancellation, or acceleration of any obligation or the loss of a material benefit under, or result in the creation of any Encumbrance upon any of the Assets of Union Drilling or any of its
Subsidiaries pursuant to any provisions of, any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which Union Drilling or any of its Subsidiaries is now a party or by which it or any of its Assets is bound or affected, except in connection with the Financing and, in the case of clauses
(ii) and (iii), as would not, in the aggregate, have or be reasonably likely to have a Union Drilling Material Adverse Effect.

          (c) Statutory Approvals. Except for (i) applicable requirements, if any, of the Securities Act and state securities or "blue sky" laws ("Blue Sky
Laws"), and (ii) any notices or filings not required to be given or made until or after the Closing, no declaration, filing or registration with, or notice to or authorization, consent or approval of, any court, governmental or regulatory body (including a stock exchange or other self-regulatory body) or authority, domestic or foreign (each, a "Governmental Authority") is necessary for the execution and delivery of this Agreement by Union Drilling or the consummation by Union Drilling of the

Contemplated Transactions, except for such notices, reports, filings, waivers, consents, approvals or authorizations that, if not made or obtained, would not, in the aggregate, have or reasonably be expected to have a Union Drilling
Material Adverse Effect.

          (d) Compliance. Neither Union Drilling nor any of its Subsidiaries is
in violation of or, to Union Drilling's knowledge, is under investigation with respect to, or been given notice or been charged with any violation of, any law, statute, order, rule, regulation, ordinance or judgment of any Governmental
Authority, except for violations, investigations and charges that, in the aggregate, would not have or reasonably be expected to have a Union Drilling
Material Adverse Effect. Union Drilling and each of its Subsidiaries have all permits, licenses, franchises and other governmental authorizations, consents and approvals necessary to conduct their businesses as presently conducted and permits, licenses, franchises, authorizations, consents and approvals the failure to possess, in the aggregate, would not have or reasonably be expected to have a Union Drilling Material Adverse Effect.

     Section 3.5 Financial Statements.

     The audited consolidated financial statements of Union Drilling as of and for the fiscal year ended December 31, 2003, and the unaudited consolidated financial statements of Union Drilling as of and for the fiscal year ended
December 31, 2004, previously delivered to the Investors (collectively, the
"Union Drilling Financial Statements") have been prepared in accordance with
GAAP (except as indicated in the notes thereto) and fairly present the financial position of Union Drilling as of the dates thereof and the results of its operations and cash flows for the periods then ended, subject, in the case of the unaudited financial statements, to normal, year-end and recurring audit adjustments.

     Section 3.6 Absence of Certain Changes or Events; Absence of Undisclosed
Liabilities.

          (a) From December 31, 2004, through the date hereof each of Union
Drilling and its Subsidiaries has conducted its business in all material respects only in the ordinary course of such businesses consistent with past practice and there has not been any (i) declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to the capital stock of Union Drilling; (ii) repurchase, redemption or other acquisition by Union Drilling or any of its Subsidiaries of any
outstanding shares of capital stock or other equity securities of or other ownership interests in, Union Drilling or any of its Subsidiaries; (iii)
material change in any method of accounting or accounting practices by Union
Drilling or any of its Subsidiaries other than as required by GAAP or applicable law; or (iv) material change in Union Drilling's business operations, condition
(financial or otherwise), results of operations, assets or liabilities.

          (b) Neither Union Drilling nor any of its Subsidiaries has any
liabilities or obligations (whether absolute, accrued, contingent or otherwise)
except (i) liabilities, obligations or contingencies that are accrued or reserved against in the Union Drilling Financial Statements; (ii) normal and recurring liabilities which were incurred after December 31, 2004, in the ordinary course of business consistent with past practice; (iii) obligations under Union Drilling Contracts that Union Drilling is not required to accrue or reserve against under GAAP

or (iv) liabilities, obligations or contingencies that would not have, or could not reasonably be expected to have, in the aggregate, a Union Drilling Material
Adverse Effect.

     Section 3.7 Litigation; Regulatory Proceedings.

     Except as set forth in Section 3.7 of the Disclosure Schedule, (i) there are, as of the date hereof, no suits, actions, proceedings or, to the knowledge of Union Drilling, claims pending or, to the knowledge of Union Drilling, threatened, before a court or other Governmental Authority nor are there, to the knowledge of Union Drilling, any investigations or reviews pending or threatened against, relating to or affecting Union Drilling, any of its Subsidiaries or any of their respective Assets and (ii) there are no judgments, decrees, injunctions or orders of any court, governmental department, commission, agency, instrumentality or authority or any arbitrator applicable to Union Drilling or any of its Subsidiaries which, in the aggregate, would have or would reasonably be expected to have a Union Drilling Material Adverse Effect.

     Section 3.8 Tax Matters.

          (a) Filing of Timely Tax Returns. Union Drilling and each of its
Subsidiaries have filed (or there has been filed on their behalf) all Tax
Returns required to be filed by each of them under applicable law. All Tax
Returns were in all material respects (and, as to Tax Returns not filed as of the date hereof will be) true, complete and correct and filed on a timely basis.

          (b) Payment of Taxes. Union Drilling and each of its Subsidiaries have, within the time and in the manner prescribed by law, paid (and until the
Closing Date will pay within the time and in the manner prescribed by law) all
Taxes that are currently due and payable except for those contested in good faith and for which adequate reserves have been taken.

          (c) Tax Reserves. Union Drilling and its Subsidiaries have established
(and until the Closing will maintain) on their books and records reserves adequate to pay all Taxes, all deficiencies in Taxes asserted or proposed against Union Drilling or its Subsidiaries and reserves for deferred income taxes in accordance with GAAP.

          (d) Tax Liens. There are no Tax liens upon the assets of Union
Drilling or any of its Subsidiaries except liens for Taxes not yet due and payable.

          (e) Withholding Taxes. Union Drilling and each of its Subsidiaries have complied (and until the Closing will comply) in all material respects with the provisions of the Code relating to the payment and withholding of Taxes, including, without limitation, the withholding and reporting requirements under
Sections 1441 through 1464, 3401 through 3406, and 6441 and 6049 of the Code, as well as similar provisions under any other laws, and have, within the time and is the manner prescribed by law, withheld from employee wages and paid over to the proper governmental authorities all amounts required.

          (f) Extensions of Time for Filing Tax Returns. Except as set forth in
Section 3.8(f) of the Disclosure Schedule; neither Union Drilling nor any of its
Subsidiaries has requested any extension of time within which to file any Tax
Return, which Tax Return has not since been filed.

          (g) Waivers of Statute of Limitations. Neither Union Drilling nor any
of its Subsidiaries has executed any outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any
Taxes or Tax Returns.

          (h) Audit, Administrative and Court Proceedings. No audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Tax Returns of Union Drilling or any of its Subsidiaries,
and neither Union Drilling nor any of its Subsidiaries has any knowledge of any threatened action, audit or administrative or court proceeding with respect to any such Taxes or Tax Returns.

          (i) Powers of Attorney. No power of attorney currently in force has been granted by Union Drilling or any of its Subsidiaries concerning any Tax matter.

          (j) Tax Rulings. Neither Union Drilling nor any of its Subsidiaries
has received a Tax Ruling or entered into a Closing Agreement with any taxing authority that would have a continuing material adverse effect after the
Closing. "Tax Ruling," as used in this Agreement, shall mean a written ruling of a taxing authority relating to Taxes. "Closing Agreement," as used in this
Agreement, shall mean a written and legally binding agreement with a taxing authority relating to Taxes.

          (k) Availability of Tax Returns. Union Drilling and its Subsidiaries
have made available to the Investors complete and accurate copies of all federal income and state income or franchise Tax Returns, and any amendments thereto, filed by Union Drilling or any of its Subsidiaries for all taxable years commencing on or after January 1, 2001. Section 3.8(k) of the Disclosure
Schedule sets forth all foreign, state and local jurisdictions in which Union
Drilling or any of its Subsidiaries is or has been subject to Tax and each material type of Tax payable in such jurisdiction during the taxable years ended
December 31, 2002 and December 31, 2003. In addition, Union Drilling and its
Subsidiaries have made available to the Investors complete and accurate copies of all audit reports received from any taxing authority relating to any Tax
Return filed by Union Drilling or any of its Subsidiaries for all taxable years commencing on or after January 1, 2001.

          (l) Tax Sharing Agreements. No agreements relating to allocating or sharing of Taxes exist between or among Union Drilling and any of its
Subsidiaries.

          (m) Code Section 341(f). Neither Union Drilling nor any of its
Subsidiaries has filed (or will file prior to the Closing) a consent pursuant to
Section 341(f) of the Code or has agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as that term is defined in
Section 341(f)(4) of the Code) owned by Union Drilling or any of its
Subsidiaries.

          (n) Code Section 481 Adjustments. Except for adjustments that in the aggregate could not reasonably be expected to have a Union Drilling Material
Adverse Effect, neither Union Drilling nor any of its Subsidiaries is required to include in income any adjustment pursuant to Section 481(a) of the Code, by reason of a voluntary change in accounting method initiated by Union Drilling or any of its Subsidiaries, and to the best of the knowledge of Union Drilling, the
Internal Revenue Service (the "IRS") has not proposed any such adjustment or change in accounting method.

          (o) Tax Attributes. Section 3.8(o) of the Disclosure Schedule sets forth, with respect to Union Drilling and its Subsidiaries (i) the amount of and year of expiration of any net operating loss carryovers and (ii) the amount of and year of expiration of any tax credit carryovers.

          (p) Acquisition Indebtedness. Except for the Financing, no
indebtedness of Union Drilling or any of its Subsidiaries is "corporate acquisition indebtedness" within the meaning of Section 279(b) of the Code.

          (q) Affiliated Group. None of Union Drilling and its Subsidiaries (A)
has been a member of an affiliated group filing a consolidated federal income
Tax Return or (B) has any liability for Taxes of any other Person (other than any of Union Drilling and its Subsidiaries) under Treasury Regulation Section
1.1502-6. (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise. Neither Union Drilling nor any of its Subsidiaries has engaged in any intercompany transactions within the meaning of Treasury Regulation Section 1.1502-13 for which any income remains unrecognized as of the close of the last taxable year of the Union Drilling prior to the Closing.

     Section 3.9 Employee Matters; ERISA.

          (a) Benefit Plans. Section 3.9(a) of the Disclosure Schedule contains a true and complete list of each material employee benefit plan, program or arrangement currently sponsored, maintained or contributed to by Union Drilling or any of its Subsidiaries for the benefit of employees, former employees or directors and their beneficiaries or for which Union Drilling or any of its
Subsidiaries may have any liability, including, but not limited to, any employee benefit plans within the meaning of Section 3(3) of the Employee Retirement
Income Security Act of 1974, as amended ("ERISA"), and any employment, consulting, non-compete, severance or change in control agreement (collectively, the "Union Drilling Benefit Plans"). For the purposes of this Section 3.9 only, the term "Union Drilling" shall be deemed to include predecessors thereof.

          (b) Termination of Union Drilling Benefit Plans; Withdrawal. All of
the Union Drilling Benefit Plans can be terminated by Union Drilling without incurring any material liability. Neither Union Drilling nor any of its
Subsidiaries currently participates in any Union Drilling Benefit Plan that is a multiemployer plan.

          (c) Contributions. All material contributions and other payments required to be made as of the date hereof by Union Drilling or any of its
Subsidiaries to any Union Drilling Benefit Plan (or to any person pursuant to the terms thereof) have been made or the amount of such payment or contribution obligation has been properly reflected in the Union Drilling Financial
Statements in accordance with GAAP.

          (d) Qualification; Compliance. Each of the Union Drilling Benefit
Plans intended to be "qualified" within the meaning of Section 401(a) of the
Code has been determined by the IRS to be so qualified, and, to the best knowledge of Union Drilling, no circumstances exist that may be reasonably expected to result in the revocation of any such determination. Union Drilling is in compliance in all material respects with, and each Union Drilling Benefit
Plan is and has been operated in all material respects in compliance with, all applicable laws, rules and regulations governing such plan, including, without limitation, ERISA and the Code. Each Union Drilling Benefit Plan intended to provide for the deferral of income, the reduction of salary or other compensation, or to afford other income tax benefits, complies with the material requirements of the applicable provisions of the Code or other laws, rule and regulations required to provide such income tax benefits.

          (e) Liabilities. With respect to the Union Drilling Benefit Plans, individually and in the aggregate, no event has occurred, and, to the best knowledge of Union Drilling, there exists no condition or set of circumstances that is reasonably likely to subject Union Drilling or any of its Subsidiaries to any liability arising under the Code, ERISA or any other applicable law
(including, without limitation, any liability to any such plan or the Pension
Benefit Guaranty Corporation (the "PBGC")), or under an indemnity agreement to which Union Drilling is a party, which liability could reasonably be expected to have a Union Drilling Material Adverse Effect.

          (f) Welfare Plans. None of the Union Drilling Benefit Plans that are
"welfare plans," within the meaning of Section 3(1) of ERISA, provides for any retiree benefits other than coverage mandated by applicable law or the full cost of which is borne by the retiree.

          (g) Documents Made Available. Union Drilling has made available to the
Investors a true and correct copy of each Union Drilling Benefit Plan, (i) such plan and summary plan description, as applicable, (ii) the most recent annual report filed with the IRS, (iii) each related trust agreement, insurance contract, service provider or investment management agreement (including all amendments to each such document), (iv) the most recent determination of the IRS with respect to the qualified status of such plan, and (v) the most recent actuarial report or valuation.

          (h) Payments Resulting From Contemplated Transactions or Other
Transactions. Except as specifically provided for herein, neither Union Drilling nor, any of its Subsidiaries is a party to any plan, agreement or arrangement pursuant to the terms of which the consummation or announcement of any transaction contemplated by this Agreement or any other agreement currently being negotiated or in effect will (either alone or in connection with the occurrence of any additional or further acts of events) result in any (A)
payment (whether of severance pay or otherwise) becoming due from Union Drilling or any of its Subsidiaries to any officer, employee, former employee or director thereof or to a trustee under any "rabbi trust," "change of control," "golden parachute" or similar arrangement, or (B) benefit under any Union Drilling
Benefit Plan being established or becoming accelerated, or immediately vested or payable.

     Section 3.10 Environmental Protection.

          (a) Compliance. Each of Union Drilling and its Subsidiaries is in
compliance in all material respects with all applicable Environmental Laws.
Neither Union Drilling nor any of its Subsidiaries has received any unresolved written communication since January 1, 2002, from any Person or Governmental
Authority that alleges that Union Drilling or any of its Subsidiaries is not in such compliance with applicable Environmental Laws.

          (b) Environmental Permits. Each of Union Drilling and its Subsidiaries
has obtained or has applied for all material environmental, health and safety permits and governmental authorizations (collectively, the "Environmental
Permits") necessary for the construction or operation of their facilities or the conduct of their operations, and all such permits are in good standing or, where, applicable, a renewal application has been timely filed and is pending agency approval, and Union Drilling and its Subsidiaries are in material compliance with all terms and conditions of the Environmental Permits.

          (c) Environmental Claims. Except as set forth in Section 3.10(c) of the Disclosure Schedule, (i) as of the date hereof, there is no Environmental
Claim pending (x) against Union Drilling or any of its Subsidiaries, (y) to
Union Drilling's knowledge, against any Person whose liability for any
Environmental Claim Union Drilling or any of its Subsidiaries has retained or assumed contractually, or (z) against any real or personal property or operations which Union Drilling or any of its Subsidiaries owns, leases or manages, in whole or in part, and (ii) there are no past or present actions, activities, circumstances, conditions, events or incidents which could reasonably be expected to form the basis of any such Environmental Claim except as would not be expected to have, individually or in the aggregate, a Union
Drilling Material Adverse Effect.

          (d) Releases. Except as set forth in Section 3.10(c) of the Disclosure
Schedule, as of the date hereof there have been no Releases of any Hazardous
Substances that would be reasonably likely to form the basis of any
Environmental Claim against Union Drilling or any of its Subsidiaries, or to
Union Drilling's knowledge against any Person whose liability for any
Environmental Claim Union Drilling or any of its Subsidiaries has retained or assumed contractually, except for those that would not be expected to have, individually or in the aggregate, a Union Drilling Material Adverse Effect.

          (e) Predecessors. To Union Drilling's knowledge with respect to any predecessor of Union Drilling or any predecessor of any Subsidiary of Union
Drilling, there is no Environmental Claim pending or, to Union Drilling's knowledge, threatened, nor any Release of Hazardous Substances that would be reasonably likely to form the basis of any Environmental Claim, except for those that would not be expected to have, individually or in the aggregate, a Union
Drilling Material Adverse Effect.

          (f) Disclosure. Union Drilling has made available to the Investors all material documents which Union Drilling reasonably believes provide the basis for (i) the cost of Union Drilling pollution control equipment currently required or known to be required in the future; (ii) current Union Drilling remediation costs or Union Drilling remediation costs known or suspected to be required in the future; or (iii) any other environmental matter affecting Union
Drilling, except for those that would not be expected to have, individually or in the aggregate, a Union Drilling Material Adverse Effect.

          (g) Reports. Each of Union Drilling and its Subsidiaries has made available to the Investors true, complete and correct summaries or copies of all environmental audits, assessments or investigations which (i) have been conducted by or on behalf of Union Drilling or any of its Subsidiaries since
January 1, 2002 and (ii) are available to or in the possession of

                                       10

Union Drilling or any of its Subsidiaries on any currently or formerly owned, leased or operated property.

          (h) Release. Except as set forth in Section 3.10(h) of the Disclosure
Schedule, neither Union Drilling nor any of its Subsidiaries has released any party from any material claim under any Environmental Law or waived any rights against any other party under any Environmental Law, except for those that would not be expected to have, individually or in the aggregate, a Union Drilling
Material Adverse Effect.

          (i) Prior Indemnification Agreements. Neither Union Drilling nor any
of its Subsidiaries has entered into any material agreement that may require
Union Drilling or any of its Subsidiaries to pay to, reimburse, guarantee, pledge, defend, indemnify or hold harmless any Person for or against any
Environmental Claim, except for standard IADC drilling contracts and those that would not be expected to have, individually or in the aggregate, a Union
Drilling Material Adverse Effect.

          (j) Definitions.

               (i) "Cleanup" means all actions required to: (1) cleanup, remove, treat or remediate Hazardous Substances in the indoor or outdoor environment; (2) prevent the Release of Hazardous Substances so that they do not migrate, endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (3) perform pre-remedial studies and investigations and post-remedial monitoring and care, or
          (4) respond to any government requests for information or documents in any way relating to cleanup, removal, treatment or remediation or potential cleanup, removal, treatment or remediation of Hazardous
          Substances in the indoor or outdoor environment.

               (ii) "Environmental Claim" means any claim, action, cause of action, investigation or notice (written or oral) by any Person alleging potential liability (including, without limitation, potential liability for investigatory costs, Cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (a)
          the presence, or Release or threatened Release into the environment, of any Hazardous Substances at any location, whether or not now or formerly owned, operated, leased or managed by the Union Drilling or any of its Subsidiaries; (b) circumstances forming the basis of any violation or alleged violation of, or responsibility or alleged responsibility under, any, Environmental Law; or (c) any and all claims by any Person seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence or Release of any Hazardous Substances.

               (iii) "Environmental Laws" means all federal, state, local and foreign laws, rules, regulations, statutes, common law, ordinances, policies or directives relating to pollution or protection of human health or the environment, including without limitation, laws relating to Releases or threatened Releases of Hazardous Substances or otherwise relating to the manufacture, processing, distribution, use,

                                       11

          treatment, storage, Release, disposal, transport or handling of
          Hazardous Substances and all laws and regulations with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Substances.

               (iv) "Hazardous Substances" means (A) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, and transformers or other equipment that contain dielectric fluid containing
          polychlorinated biphenyls; (B) any chemicals, materials or substances which are now defined as or included in the definition of "hazardous substances," "hazardous wastes," hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances,"
          "toxic pollutants," or words of similar import, under any
          Environmental Law; and (C) any other chemical, material, substance or waste, exposure to which is now prohibited, limited or regulated under any Environmental Law in a jurisdiction in which the Union Drilling or any of its Subsidiaries operates.

               (v) "Release" means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including, without limitation, ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Substances through or in the air, soil, surface water, groundwater or property.

     Section 3.11 Required Approvals.

          (a) No vote by the stockholders of Union Drilling (or of any holders of an equity interest in any Subsidiary of Union Drilling), is required to approve this Agreement or consummation of the Contemplated Transactions.

          (b) The Board of Directors of Union Drilling has approved this
Agreement in accordance with the Delaware General Business Corporation Law.

          (c) To Union Drilling's knowledge, no state takeover statute or similar statute or regulation applies or purports to apply to this Agreement, the issuance of the Shares or any of the Contemplated Transactions and no
provision of the Articles of Incorporation or Bylaws of Union Drilling or the
charter, bylaws or other organizational document of any of its Subsidiaries would, directly or indirectly, restrict or impair the ability of the Investors to vote, or otherwise to exercise the rights of a stockholder with respect to, the Shares.

     Section 3.12 Insurance.

     Union Drilling has furnished the Investors a list of, and true and complete copies of, all insurance policies and fidelity bonds relating to the assets, business, operations, employees, officers or directors of Union Drilling and its
Subsidiaries. There is no claim by Union Drilling or any of its Subsidiaries pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds or in respect of which such underwriters have reserved their rights. All premiums payable under all such

                                       12

policies and bonds have timely paid and Union Drilling and its Subsidiaries have otherwise complied fully with the terms and conditions of all such policies and bonds. Each of Union Drilling and its Subsidiaries is, and has been continuously since January 1, 2002, insured with financially responsible insurers or under other financially responsible arrangements in such amounts and such risks and losses as are customary for companies conducting the business as conducted by
Union Drilling and its Subsidiaries during such time period. Neither Union
Drilling nor its Subsidiaries has received any notice of cancellation or termination with respect to any material insurance policy of Union Drilling or its Subsidiaries. The insurance policies of Union Drilling and each of its
Subsidiaries are valid and enforceable policies in all material respects.

     Section 3.13 Brokers.

     No Person is entitled to any brokerage, finder's or other similar fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of Union Drilling.

     Section 3.14 No Agreements to Sell Union Drilling or Its Assets.

     Neither Union Drilling nor any of its Subsidiaries has any legal obligation, absolute or contingent, to any other Person to sell any material portion of the Assets of Union Drilling or any of its Subsidiaries, to sell any material portion of the capital stock or other ownership interests of Union
Drilling or any of its Subsidiaries (other than pursuant to the exercise of any
Stock Rights granted under any of Union Drilling's Stock Plans) or to effect any merger, consolidation or other reorganization of Union Drilling or any of its
Subsidiaries or to enter into any agreement with respect thereto. Since December
1, 2004, Union Drilling has neither executed a confidentiality agreement nor engaged in any negotiations with any Person in connection with such Person's consideration of acquiring all or a substantial part of the Assets or capital stock of Union Drilling or any of its Subsidiaries, or to effect any merger, consolidation or other reorganization of Union Drilling or any of its
Subsidiaries or to enter into any agreement with respect thereto.

     Section 3.15 Assets.

     Except as set forth in Section 3.15 of the Disclosure Schedule or except as would not, in the aggregate, have or be reasonably likely to have a Union
Drilling Material Adverse Effect, Union Drilling and its Subsidiaries have good and marketable title to or a valid leasehold estate in or a valid right to use all of the material Assets reflected on the Union Drilling Financial Statements
(except for Assets subsequently sold in the ordinary course of business consistent with past practice). All of such Assets are free and clear of all
Encumbrances (other than Permitted Encumbrances) and have been maintained in reasonable operating condition and repair, subject to ordinary wear and tear.

     Section 3.16 Contracts and Commitments.

     As of the date hereof, Section 3.16 of the Disclosure Schedule contains a complete and accurate list of all contracts (written or oral), plans, undertakings, commitments or agreements or pending negotiations (including, without limitation, intercompany contracts) ("Union Drilling

                                       13

Contracts") of the following categories to which Union Drilling or any of its
Subsidiaries is a party or by which any of them is bound as of the date of this
Agreement:

          (a) employment contracts, including, without limitation, contracts to employ executive officers and other contracts with officers, directors or stockholders of Union Drilling, and all severance, change in control or similar arrangements with any officers, employees or agents of Union
     Drilling that will result in any obligation (absolute or contingent) of
     Union Drilling or any of its Subsidiaries to make any payment to any officers, employees or agents of Union Drilling or any of its Subsidiaries following the consummation of the Contemplated Transactions or termination or change of terms and conditions of employment, including a change in control of the Union Drilling;

          (b) Union Drilling Contracts for the purchase of inventory, supplies or services which are not cancellable (without material penalty, cost or other liability) within one year and, other than Union Drilling Contracts described elsewhere in this Section 3.16, other Union Drilling Contracts involving annual expenditures or liabilities in excess of $100,000 which are not cancelable (without material penalty, cost or other liability)
     within 90 days;

          (c) promissory notes, loans, agreements, indentures, evidences of indebtedness or other instruments providing for the lending of money, whether as borrower, lender or guarantor;

          (d) Union Drilling Contracts containing covenants limiting the freedom of Union Drilling or any of its Subsidiaries to engage in any line of business or compete with any Person or operate at any location;

          (e) any Union Drilling Contract pending for the acquisition or disposition, directly or indirectly (by merger or otherwise), of material
     Assets (other than inventory) or capital stock of any Person, other than the Thornton Purchase Agreement and the SPA Drilling Purchase Agreement;

          (f) other than Union Drilling Contracts described elsewhere in this
     Section 3.16 or Union Drilling Contracts which may be omitted pursuant to the specific size limitations set forth in other provisions of this Section
     3.16, Union Drilling Contracts between Union Drilling and any of its wholly owned Subsidiaries, on one hand, and any affiliate of Union Drilling which is not wholly owned, directly or indirectly, by Union Drilling, on the other hand;

          (g) any lease (whether of real or personal property) providing for annual rentals of $15,000 or more;

          (h) any sales, distribution or other similar agreement providing for the sale by Union Drilling or any of its Subsidiaries of materials, supplies, goods, services (including drilling services), equipment or other assets; and

          (i) any partnership, joint venture or other similar agreement or arrangement.

                                       14

     True and complete copies of the written Union Drilling Contracts identified in Section 3.16 of the Disclosure Schedule or true summaries of all material terms, have been delivered or made available to the Investors.

     Section 3.17 Absence of Breaches or Defaults.

     (i) neither Union Drilling nor any of its Subsidiaries is in default under, or in breach or violation of (and no event has occurred which, with notice or the lapse of time or both, would constitute a default under, or a breach or violation of), any term, condition or provision of its respective charter, bylaws or other governing documents and (ii) neither Union Drilling nor any of its Subsidiaries is and, to the knowledge of Union Drilling, no other party is in default under, or in breach or violation of (and no event has occurred which, with notice or the lapse of time or both, would constitute a default under, or a breach or violation of), any term, condition or provision of any Union Drilling
Contract identified on Section 3.16 of the Disclosure Schedule except for defaults, breaches, violations or events which, individually or in the aggregate, would not have a Union Drilling Material Adverse Effect. Other than contracts which have terminated or expired in accordance with their terms, each of the Union Drilling Contracts identified on Section 3.16 of the Disclosure
Schedule is valid, binding and enforceable in accordance with its terms (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered on a proceeding in equity or at law) and an implied covenant of good faith and fair dealing) and is in full force and effect. To the knowledge of Union Drilling, no event has occurred which either entitles, or would, on notice or lapse of time or both, entitle the holder of any indebtedness for borrowed money affecting Union
Drilling or any of its Subsidiaries to accelerate, or which does accelerate, the maturity of any indebtedness affecting Union Drilling or any of its
Subsidiaries.

     Section 3.18 Labor Matters.

          (a) None of the employees of Union Drilling or any of its Subsidiaries is currently represented by any labor organization, and Union Drilling is not a party to any labor or collective bargaining agreement. As of the date hereof, there is no strike or work stoppage, pending or, to the knowledge of Union
Drilling, threatened, which involves any employees of Union Drilling or any of its Subsidiaries.

          (b) Section 3.18(b) of the Disclosure Schedule contains as of the date hereof (i) a list of all material unfair employment or labor practice charges which are presently pending which, to the knowledge of Union Drilling, have been filed with any Governmental Authority by or an behalf of any employee against
Union Drilling or any of its Subsidiaries and (ii) a list of all material employment-related litigation, including, without limitation, arbitrations or administrative proceedings which are presently pending, filed by or on behalf of any former, current or prospective employee against Union Drilling or any of its
Subsidiaries.

          (c) Except as described in Sections 3.18(b) of the Disclosure
Schedule, there are not presently pending or, to the knowledge of Union
Drilling, threatened, against Union Drilling or any of its Subsidiaries any claims by any Governmental Authority, labor organization, or any former, current or prospective employee alleging that Union Drilling or any such employer has

                                       15

violated any applicable laws respecting employment practices, except where such claims would not, individually or in the aggregate, have a Union Drilling
Material Adverse Effect.

     Section 3.19 Affiliate Transactions.

     Except as set forth in Schedule 3.19 of the Disclosure Schedule, from
December 31, 2003 through the date of this Agreement, there have been no transactions, agreements, arrangements or understandings (and no such arrangements are pending) between Union Drilling or any of its Subsidiaries, on the one hand, and affiliates of Union Drilling or other Persons, on the other hand.

     Section 3.20 Intellectual Property.

     Schedule 3.20 of the Disclosure Schedules contains a true and complete list of each of the registrations and applications for registrations of any
Intellectual Property of Union Drilling. Union Drilling and its Subsidiaries
have used commercially reasonable measures to protect the confidentiality of the material trade secrets used in connection with its business. To Union Drilling's knowledge, no material Intellectual Property used in connection with its businesses has been improperly used, improperly divulged or misappropriated by
Union Drilling or any other Person. As of the date hereof, neither Union
Drilling nor any of its Subsidiaries has made in the past three years any claim in writing which remains unresolved of a violation, infringement, misuse or misappropriation by others of rights of Union Drilling and its Subsidiaries to or in connection with any material Intellectual Property used in connection with its business. There is no pending or, to the knowledge of Union Drilling, threatened claim by any third person of a violation, infringement, misuse or misappropriation by any of Union Drilling or any of its Subsidiaries of any
Intellectual Property owned by any third person, or of the invalidity of any patent used in connection with its business, that would, individually or in the aggregate, have a Union Drilling Material Adverse Effect. No trade secret, formula, process, invention, design, know-how or other information considered material, confidential or proprietary to Union Drilling or any of its
Subsidiaries has been disclosed or authorized to be disclosed except in the ordinary course of business or pursuant to any obligation of confidentiality binding on the recipient.

     "Intellectual Property" means intellectual and similar property of every kind and nature, whether registered or unregistered, relating to, used or necessary in the operation of the business of a Person and each of its
Subsidiaries, including, without limitation, all U.S. and foreign patents and patent applications, divisions, continuations or continuations-in-part, extensions, reissues or substitutions of any of the foregoing, all U.S. and foreign trademarks, service marks, and trademark or service mark registrations and applications, trade names, logos, designs, Internet domain names, slogans and general intangibles of like nature, all registrations and recordings thereof and all extensions and renewals thereof together, with all goodwill symbolized thereby or associated therewith, copyrights, U.S. and foreign copyright registrations, renewals and applications, technology, trade secrets and other confidential information, know how, confidential or proprietary technical and business information, proprietary processes, formulae, algorithms, models and methodologies, licenses and rights with respect to the intellectual property, agreements, computer programs, databases and compilations (and all

                                       16

descriptions, flow-charts, documentation and other work product related to the foregoing) and all other proprietary rights.

     Section 3.21 Disclosure.

     No representation or warranty of Union Drilling in this Agreement or the
Disclosure Schedule omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

                                   ARTICLE IV
                                   [RESERVED]

                                    ARTICLE V
                   REPRESENTATIONS AND WARRANTIES OF INVESTORS

     Each of the Investors, severally and not jointly, hereby represents and warrants to Union Drilling as follows:

     Section 5.1 Power and Organization.

     Such Person, if not a natural person, is an entity duly organized, validly existing and in good standing under the laws of its state of formation, with full power and authority to enter into this Agreement and perform its obligations hereunder.

     Section 5.2 Authorization; No Breach.

     This Agreement constitutes a valid and legally binding obligation of such
Person, enforceable in accordance with its terms. The execution and delivery by such Person of this Agreement and the fulfillment of and compliance with the terms hereof do not and shall not (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under, (iii)
result in the creation of any Encumbrances upon any capital stock or any asset or property of such Person pursuant to, (iv) give any third party the right to modify, terminate or accelerate any obligation under, (v) result in a violation of or (vi) require any exemption or other action by or notice or declaration to, or filing with, or other consent from, any Governmental Authority pursuant to, any material legal requirement to which such Person or any of its assets or properties is subject, or any material contract to which such Person or any of its assets or properties is subject.

     Section 5.3 Investment Representation.

     Such Person is acquiring the Shares pursuant to the consummation of this
Agreement solely for investment purposes and not with a view to, or intention of, distribution thereof in violation of the Securities Act, or any applicable state securities laws.

                                       17

     Section 5.4 Brokers.

     There are no claims for brokerage commissions, finders' fees or similar compensation in connection with the Contemplated Transactions based on any contract binding upon such Person. Such Person shall pay, and hold Union
Drilling harmless against, any liability (including reasonable attorneys' fees and out-of-pocket expenses) arising in connection with any such claim based on any contract binding upon such Person.

     Section 5.5 Litigation.

     There are no actions, suits, proceedings, orders, investigations, claims or complaints pending, threatened against or affecting such Person, which could affect such Person's performance hereunder or the consummation of the
Contemplated Transactions.

     Section 5.6 Accredited Investor, etc.

          (a) Such Person understands that the offering and sale of the Shares hereby is intended to be exempt from registration under the Securities Act and there is no existing public or other market for the Shares and there can be no assurance that Such Person will be able to sell or dispose of the Shares to be purchased by such Person.

          (b) Such Person's financial situation is such that such Person can afford to bear the economic risk of holding the Shares acquired hereunder for an indefinite period of time, such Person has adequate means for providing for such
Person's needs and contingencies and can afford to suffer the complete loss of the investment in the Shares.

          (c) Such Person's knowledge and experience in financial and business matters are such that it is capable of evaluating the merits and risks of the investment in the Shares, or such Person has been advised by a representative possessing such knowledge and experience.

          (d) Such Person understands that the Shares acquired hereunder are a speculative investment which involves a high degree of risk of loss of the entire investment therein, and that for an indefinite period following the date hereof there will be no public market for the Shares and that, accordingly, it may not be possible for such Person to sell the Shares in case of emergency or otherwise.

          (e) Such Person and its representatives, including its professional, financial, tax and other advisors, have carefully reviewed all documents available to them in connection with the investment in the Shares, and such
Person understands and has taken cognizance of all the risks related to such investment.

          (f) Such Person and its representatives have been given the opportunity to examine all documents and to ask questions of, and to receive answers from, such Person and its representatives concerning the terms and conditions of the acquisition of the Shares and related matters and to obtain all additional information which such Person or its representatives deem necessary.

                                       18

          (g) All information which such Person has provided to Union Drilling and its representatives concerning such Person and such Person's financial position is true, complete and correct, and such Person agrees to promptly notify Union Drilling if at any time this ceases to be the case.

          (h) Such Person is an "accredited investor" as such term is defined in
Regulation D under the Securities Act.

                                   ARTICLE VI
                    COVENANTS RELATING TO CONDUCT OF BUSINESS

     Section 6.1 [Reserved]

     Section 6.2 Conduct of Union Drilling's Business Pending the Closing.

     Except as set forth in Section 6.2 of the Disclosure Schedule, Union
Drilling covenants and agrees that, during the period from the date hereof to the Closing (except as otherwise contemplated by the terms of this Agreement), unless the Investors shall otherwise agree in writing in advance, the businesses of Union Drilling and its Subsidiaries shall be conducted only in the ordinary course of business in substantially the same manner as heretofore conducted and in compliance with applicable laws, and Union Drilling and its Subsidiaries shall each use all commercially reasonable efforts consistent with the foregoing to preserve substantially intact the business organization of Union Drilling and its Subsidiaries, to keep available the services of the present officers and employees of Union Drilling and its Subsidiaries (subject to prudent management of workforce needs and ongoing programs currently in force), to preserve the present relationships of Union Drilling and its Subsidiaries with customers, suppliers, distributors and other Persons with which Union Drilling or any of the Subsidiaries has significant business relations, to maintain and keep its material assets in good repair and condition (subject to ordinary wear and tear), and to maintain supplies and inventories in quantities consistent with past practice. By way of amplification and not limitation, neither Union
Drilling nor any of its Subsidiaries shall, except as set forth in Section 6.2 of the Disclosure Schedule and as otherwise contemplated by the terms of this
Agreement, between the date of this Agreement and the Closing, directly or indirectly do, or propose or commit to do, any of the following without the prior written consent of the Investors or except as contemplated herein:

          (a) (i) amend its Articles of Incorporation or Bylaws or the charter or bylaws of any of its Subsidiaries; (ii) split, combine or reclassify the outstanding shares of its capital stock or declare, set aside or pay any dividend payable in cash; (ii) split, combine or reclassify the outstanding shares of its capital stock or declare, set aside or pay any dividend payable in cash, stock or property or make any other distribution with respect to such shares of capital stock or other ownership interests; (iii)
     redeem, purchase or otherwise acquire, directly or indirectly, any shares of its capital stock or other ownership interests; or (iv) sell or pledge any stock of any of its Subsidiaries; and

                                       19

          (b) take any action which would or is reasonably likely to result in:
     (i) a material breach of any provision of this Agreement, (ii) any of the representations and warranties of Union Drilling set forth in this
     Agreement becoming untrue in any material respect, or (iii) any of the conditions set forth in Article VIII not being satisfied.

                                   ARTICLE VII
                              ADDITIONAL AGREEMENTS

     Section 7.1 Access to Information.

     Except as required pursuant to any confidentiality agreement or similar agreement or arrangement to which Union Drilling or any of its Subsidiaries is a party or pursuant to applicable law or the regulations or requirements of any stock exchange or other regulatory organization with whose rules the parties are required to comply, from the date of this Agreement to the Closing, Union
Drilling shall, and shall cause its Subsidiaries to, furnish promptly such information concerning, and provide reasonable access during normal business hours with respect to, the business, properties, contracts, assets, liabilities, personnel and other aspects of Union Drilling and its Subsidiaries as the
Investors or their representatives may reasonably request. Union Drilling shall use reasonable efforts to accommodate the Investor's request for information or access in the event Union Drilling is subject to a confidentiality agreement. No investigation conducted pursuant to this Section 7.1 shall affect or be deemed to modify any representation or warranty made in this Agreement.

     Section 7.2 Notification of Certain Matters.

     Union Drilling shall give prompt notice to the Investors, and the Investors shall give prompt notice to Union Drilling, of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be reasonably likely to cause any representation or warranty contained in this
Agreement to be untrue or inaccurate and (ii) any failure of Union Drilling or the Investors, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, provided, however, that the delivery of any notice pursuant to this Section 7.2 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

     Section 7.3 Further Action.

     Upon the terms and subject to the conditions hereof, each of the parties hereto shall use all commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Contemplated Transactions and the Financing, including, without limitation: (i) using all commercially reasonable efforts to make all required regulatory filings and applications, whether made before or after Closing, and to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and parties to contracts with Union Drilling and its Subsidiaries as are necessary for the consummation of the Contemplated Transactions and to fulfill the conditions to the Closing, (ii) cooperating in all respects with each other in connection with any investigation or other inquiry, including any proceeding initiated by a private party, in connection with the transactions

                                       20

pursuant hereto, (iii) keeping the other party informed in all material respects of any material communication received by such party from, or given by such party to, any Governmental Authority and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the Contemplated Transactions, (iv) permitting the other party to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Authority or, in connection with any proceeding by a private party, with any other Person, in each case regarding any of the Contemplated Transactions, and (v) cooperating with and complying with any reasonable request of the Lender in connection with the Financing.

     Section 7.4 Public Announcements.

     Subject to each party's disclosure obligations imposed by applicable law,
Union Drilling and the Investors shall cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to this Agreement or any of the Contemplated
Transactions and shall not issue any public announcement or statement without the prior consent of the other parties.

     Section 7.5 Registration Rights Agreement.

     Union Drilling and the Investors shall execute and deliver a registration rights agreement substantially in the form attached as Exhibit A hereto (the
"Registration Rights Agreement"), such agreement to be effective as of the
Closing.

     Section 7.6 Post-Closing Sale of Union Drilling.

     If the Closing occurs, then, prior to the earlier of September 30, 2006, or an initial public offering by Union Drilling, Union Drilling shall not, without the consent of the Investors, effect or agree to any merger, sale or other disposition of Union Drilling or its business.

     Section 7.7 Pre-emptive Rights.

     If at any time after the Closing Union Drilling proposes to issue any of its equity securities ("Securities") to any person, each Investor shall have the right to purchase, upon the same terms, a number of those Securities (or such lesser number as such Investor shall determine) in the proportion that the number of shares of Union Drilling Common Stock held by such Investor bears to the total number of the shares of Union Drilling Common Stock outstanding immediately prior to such issuance, provided, however, that if any such
Securities are issued as part of an investment unit with other debt or equity interests in Union Drilling or other property, such right shall apply to the investment unit as a whole and not just to the portion consisting of Securities;
provided further, however that such rights shall not exist with respect to the issuance of Securities pursuant to (a) a public offering, (b) a share dividend, share split, recapitalization or merger of Union Drilling, (c) any management incentive or share option plan or agreement adopted by Union Drilling or to which Union Drilling is a party or (d) the exercise, exchange or conversion of any options, warrants or convertible securities.

     The preemptive rights provided herein shall be assignable, in whole or in part, and on a transaction by transaction basis, by any Investor to any person
(hereinafter, an "Assignee"),

                                       21

including, in the case of any Investor that is a limited liability company, to some or all of the members or shareholders of such limited liability company and/or to a new entity organized by the managing member, board of directors or other governing body of such limited liability company for the purpose of acquiring Securities pursuant to such preemptive rights.

     Union Drilling shall give written notice by electronic mail, by facsimile or by certified United States mail (return receipt requested) to each Investor at such Investor's address on the share or other records of Union Drilling setting forth the identity of the person to whom it proposes to issue the
Securities and the time, which shall not be fewer than 30 days, within which, and the terms and conditions upon which, each Investor may purchase the
Securities, which shall be the same terms and conditions upon which the person to whom the proposed issuance is to be made may purchase the Securities. Such notice shall be effective upon receipt by the sender of a delivery receipt notification, in the case of notice by electronic mail or facsimile, or two days after mailing. Within 20 days after effectiveness of such notice, each Investor shall give irrevocable written notice to Union Drilling of its decision to exercise (in whole or in part) or not exercise (as the case may be) its preemptive rights hereunder; and in the case of any partial exercise, such notice shall specify the number of Securities that such Investor shall purchase pursuant to such preemptive rights; and in the case of any assignment, in whole or in part, of any preemptive rights hereunder, such notice shall specify the name, address and contact information of each Assignee and the number of
Securities being purchased by each Assignee. Failure by any Investor to give such notice within the time specified shall be deemed to be a rejection or a waiver of such preemptive rights, but only with respect to the specific subject transaction.

                                  ARTICLE VIII
                                   CONDITIONS

     Section 8.1 Conditions to the Obligations of Each Party.

     The obligations of Union Drilling, on the one hand, and the Investors, on the other hand, to effect the Contemplated Transactions and to consummate the
Closing are subject to the satisfaction or, if permitted by applicable law, waiver of the following conditions:

          (a) No Injunction. No court of competent jurisdiction shall have issued or entered any order which is then in effect and has the effect of making any of the Contemplated Transactions illegal, or otherwise prohibiting their consummation.

          (b) Consents and Approvals. All necessary consents, authorizations, orders, permits and approvals of (or registrations, declarations or filings with) any Governmental Authorities in connection with the execution, delivery and performance of this Agreement shall have been obtained and made.

                                       22

     Section 8.2 Conditions to the Obligations of Union Drilling.

     The obligations of Union Drilling to effect the Contemplated Transactions and to consummate the Closing are subject to the satisfaction or, if permitted by applicable law, waiver of the following further conditions:

          (a) Representations and Warranties. The representations and warranties of the Investors set forth in this Agreement shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing
Date as though made on and as of the Closing Date, except where any such failure or failures to be so true and correct (without regard to any materiality or knowledge qualifiers contained therein), in the aggregate, would not have, or would not reasonably be expected to have, a material adverse effect. If the
Closing does not take place on the date hereof, Union Drilling shall have received a certificate of the Investors to such effect.

          (b) Covenants. The Investors shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date, and, if the Closing does not take place on the date hereof, Union Drilling shall have received a certificate of the Investors to that effect.

     Section 8.3 Conditions to Obligations of the Investors.

     The obligations of the Investors to effect the Contemplated Transactions and to consummate the Closing are subject to the satisfaction or, if permitted by applicable law, waiver of the following further conditions:

          (a) Representations and Warranties. The representations and warranties of Union Drilling set forth in this Agreement shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing
Date, except where any such failure or failures to be so true and correct
(without regard to any materiality or knowledge qualifiers contained therein), in the aggregate, would not have, or would not reasonably be expected to have, a
Union Drilling Material Adverse Effect. If the Closing does not take place on the date hereof, the Investors shall have received a certificate of the
President of Union Drilling to such effect.

          (b) Covenants. Union Drilling shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date, and, if the Closing does not take place on the date hereof, the Investors shall have received a certificate of the President of Union Drilling to that effect.

          (c) Required Consents. The Union Drilling Required Statutory Approvals
shall have been obtained at or prior to the Closing.

          (d) Registration Rights Agreement. Union Drilling shall have executed the Registration Rights Agreement and delivered it to the Investors.

                                       23

          (e) Financing and Thornton Acquisition. The Financing and the
transactions contemplated by the Thornton Purchase Agreement shall have closed simultaneously with the transactions contemplated by this Agreement..

                                   ARTICLE IX
                                   TERMINATION

     Section 9.1 Termination.

     Anything herein or elsewhere to the contrary notwithstanding, this
Agreement may be terminated and the Contemplated Transactions may be abandoned at any time prior to the Closing:

          (a) By the mutual consent of Union Drilling and the Investors.

          (b) By either Union Drilling or the Investors:

               (i) if the Closing does not take place on or before March 31,
          2005 or such later date as Union Drilling and the Investors may mutually agree; provided, however, that the right to terminate this
          Agreement under this Section 9.1(b)(i) shall not be available to any party whose willful failure to fulfill any obligation under this
          Agreement has been the cause of, or resulted in, the failure of the
          Closing to have taken place on or before such date; or

               (ii) if any Governmental Authority shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties hereto shall use their reasonable efforts to lift), in each case, permanently restraining, enjoining or otherwise prohibiting the Contemplated Transactions and such order, decree, ruling or other action shall have become final and non-appealable.

          (c) By Union Drilling if, prior to the Closing, the Investors breach or fail in any material respect to perform or comply with any of their material covenants and agreements contained herein or if any of their representations and warranties fails to be true and correct in any respect, which breach cannot be or has not been cured within 30 days after the giving of written notice by Union
Drilling to the Investors and which breach of a covenant, representation or warranty would reasonably be expected to result in a material adverse effect;
provided that Union Drilling may not terminate this Agreement pursuant to this
Section 9.1(c) if Union Drilling is in material breach of this Agreement;

          (d) By the Investors if, prior to the Closing, Union Drilling breaches or fails in any material respect to perform or comply with any of its material covenants or agreements contained herein or if any of its representations and warranties fail to be true and correct in any respect, which breach cannot be or has not been cured within 30 days after the giving of written notice by the
Investors to Union Drilling and which breach of a covenant, representation or warranty would reasonably be expected to result in a Union Drilling Material
Adverse Effect;

                                       24

provided that the Investors may not terminate this Agreement pursuant to this
Section. 9.1(d) if the Investors are in material breach of this Agreement.

     Section 9.2 Effect of Termination.

     In the event of the termination of this Agreement as provided in Section
9.l hereof, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void, except as set forth in Article X, and there shall be no liability on the part of the Union
Drilling or the Investors except (a) for fraud and (b) as set forth in Article
X. Nothing contained in this Section 9.2 shall relieve any party from liability for any breach of this Agreement.

     Section 9.3 Fees and Expenses.

     All costs and expenses incurred in connection with this Agreement and the consummation of the Contemplated Transactions shall be paid by the party incurring such expenses, except that Union Drilling shall pay the legal fees and expenses of the Investors incurred in connection with the negotiation and execution of this Agreement.

                                    ARTICLE X
                     REMEDIES FOR BREACHES OF THIS AGREEMENT

     Section 10.1 Survival of Representations, Warranties, Covenants and
Agreements.

     The representations and warranties, covenants and agreements contained in this Agreement shall survive the Closing as follows:

          (a) the representations and warranties in Section 3.8 (Tax Matters),
Section 3.9 (Employee Matters; ERISA), Section 3.10 (Environmental Protection)
and Section 3.20 (Intellectual Property) shall terminate when the applicable statutes of limitations with respect to the liabilities in question expire
(after giving effect to any extensions or waivers thereof), plus sixty (60)
days;

          (b) the representations and warranties in Section 3.3 (Capitalization)
and Section 3.4(a) (Authority) and the covenants and agreements set forth in this Agreement shall not terminate; and

          (c) all other representations and warranties in this Agreement or in any certificate delivered by any Party hereto to another party in connection with this Agreement shall terminate two years after the Closing Date;

provided that any representation or warranty in respect of which indemnity may be sought under Section 10.2, and the indemnity with respect thereto, shall survive the time at which it would otherwise terminate pursuant to this Section
10.1 if notice of the inaccuracy or breach or potential inaccuracy or breach thereof giving rise to such right or potential right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such

                                       25

time. Notwithstanding anything in this Section 10.1 to the contrary, in the event of any breach of a representation or warranty by a party that constitutes actual fraud, the representation or warranty shall survive consummation of the transactions contemplated in this Agreement and continue in full force and effect without any time limitation. The covenants and agreements of the parties hereto contained in this Agreement or in any certificate or other writing pursuant hereto or in connection herewith shall survive the Closing indefinitely or for the shorter period explicitly specified therein, except that for such covenants and agreements that survive for such shorter period, breaches thereof shall survive indefinitely or until the latest date permitted by law. The representations, warranties, covenants and agreements made herein, including the indemnification provisions herein, are intended among other things to allocate the economic cost and the risks inherent in the Contemplated Transactions between the parties and, accordingly, a party shall be entitled to the indemnification or other remedies provided in this Agreement by reason of any breach of any such representation, warranty, covenant or agreement by another party notwithstanding any investigation, inquiry or examination made for or on behalf of any party, or the knowledge of any party's officers, directors, shareholders, employees or agents or the acceptance by any party of any certificate or opinion hereunder.

     Section 10.2 Reimbursement and Indemnification.

          (a) Indemnification by the Investors. The Investors, severally and not jointly, shall indemnify each of Union Drilling and its affiliates, and its and their shareholders, partners, officers, directors, employees, agents, representatives, successors and permitted assigns (collectively, the "Union
Drilling Parties") and save and hold each of them harmless against and pay on behalf of or reimburse such Union Drilling Parties as and when incurred for any loss (including diminution in value), demand, claim, complaint, action, cause of action, cost, damage, deficiency, tax, penalty, fine, expense or other liability whether or not arising out of third party claims (including interest, penalties, reasonable attorneys' fees and expenses and all amounts paid in investigation, defense or settlement of any of the foregoing) (collectively, "Losses"), which any such Union Drilling Party may suffer, sustain or become subject to, as a result of: (i) any breach of any representation or warranty of the Investors contained in this Agreement or in any of the certificates furnished by the
Investors pursuant to this Agreement, or (ii) any nonfulfillment or breach of any covenant, agreement or other provision by the Investors under this
Agreement.

          (b) Indemnification by Union Drilling. Union Drilling shall, with respect to the representations, warranties, covenants and agreements made by
Union Drilling, indemnify the Investors and hold them harmless against any
Losses which the Investors may suffer, sustain or become subject to, as a result of, in connection with, relating or incidental to or by virtue of: (a) any breach of any representation or warranty of Union Drilling contained in this
Agreement, or in any of the certificates furnished by Union Drilling pursuant to this Agreement; or (b) any nonfulfillment or breach of any covenant, agreement or other provision by Union Drilling contained in this Agreement; provided that with respect to any individual claim for indemnification under this Section
10.2(b) relating to a breach of any representation or warranty described in
Section 10.1(c), (i) no such breach shall be deemed to have occurred unless the amount of Losses with respect thereto exceeds twenty-five thousand dollars
($25,000) and (ii) the aggregate amount of all payments made Union Drilling in satisfaction of claims shall not exceed ten million dollars ($20,000,008).

                                       26

          (c) Determination of Losses. Notwithstanding anything to the contrary contained this Agreement, for purposes of determining whether there has been a breach and the amount of any Losses that are the subject matter of a claim for indemnification hereunder, each representation, warranty and other provision contained in this Agreement and each certificate delivered pursuant hereto shall be read without regard and without giving effect to any materiality or Material
Adverse Effect standard or qualification contained in such representation or warranty which has the effect of making such representation and warranty less restrictive (as if such standard or qualification were deleted from such representation and warranty). The indemnifying party shall pay the indemnified party in immediately available funds for any Losses on as-incurred basis promptly after the indemnified party provides the indemnifying party with written notice of a claim hereunder, unless the amount of or responsibility for such Losses is contested by the indemnifying party (or the indemnifying party has otherwise assumed defense of the claim pursuant to Section 10.2(e)). Any such indemnification payments shall include interest at the rate of 8% per annum
(subject to any applicable legal limits) from the date any such Loss is suffered or sustained to the date such payment is due pursuant to this Article X and interest at a rate of 12% per annum (subject to any applicable legal limits)
thereafter until indemnification payments with respect to such Losses are fully paid. Interest on any such unpaid amount shall be compounded semi-annually, computed on the basis of a 360-day year.

          (d) Defense of Third Party Claims. Any Person making a claim for indemnification under this Section 10.2 (an "Indemnitee") shall notify the indemnifying party (an "Indemnitor") of the claim in writing promptly after receiving written notice of any action, lawsuit, proceeding, investigation or other claim against it (if by a third party), describing the claim, the amount thereof (if known and quantifiable) and the basis thereof; provided that the failure to so notify an Indemnitor shall not relieve the Indemnitor of its obligations hereunder, except to the extent that the Indemnitor is materially prejudiced by such failure. Any Indemnitor shall be entitled to participate in the defense of such action, lawsuit, proceeding, investigation or other claim giving rise to an Indemnitee's claim for indemnification at such Indemnitor's expense, and at its option (subject to the limitations set forth below) shall be entitled to assume the defense thereof by appointing a reputable counsel reasonably acceptable to the Indemnitee to be the lead counsel in connection with such defense; provided that, prior to the Indemnitor assuming control of such defense it shall first (x) verify to the Indemnitee in writing that such
Indemnitor shall be fully responsible (with no reservation of any rights) for all Losses relating to such claim for indemnification and that it shall provide full indemnification (whether or not otherwise required hereunder) to the
Indemnitee with respect to such action, lawsuit, proceeding, investigation or other claim giving rise to such claim for indemnification hereunder (y)
unconditionally guarantee the payment and performance of any liability which may arise with respect to such claim or the circumstances giving rise to such claim for indemnification (with no reservation of rights), and (z) furnish the
Indemnitee with reasonable evidence that the Indemnitor is and will be able to satisfy any such liability; and provided further, that:

               (i) the Indemnitee shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose; provided that the fees and expenses of such separate counsel shall be borne by the Indemnitee (other than any fees and expenses of such separate counsel that are incurred prior

                                       27

          to the date the Indemnitor effectively assumes control of such defense which, notwithstanding the foregoing, shall be borne by the
          Indemnitor);

               (ii) the Indemnitor shall not be entitled to assume control of such defense and shall pay the out-of-pocket costs and expenses incurred by the Indemnitee (including counsel retained by the
          Indemnitee) on an as and when incurred basis if (A) the claim for indemnification relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation; (B) the
          Indemnitee reasonably believes an adverse determination with respect to the action, lawsuit, investigation, proceeding or other claim giving rise to such claim for indemnification would be detrimental to or injure the Indemnitee's reputation or future business prospects
          (including matters relating to independent contractor issues); (C) the claim seeks an injunction or equitable relief against the Indemnitee;
          (D) the claim involves environmental, in which case the Indemnitee shall have sole control and management authority over the resolution of such claim, including hiring legal counsel and consultants, conducting investigations and environmental cleanups, negotiating with governmental agencies and third parties and defending or settling claims and actions; (E) the Indemnitee has been advised in writing by counsel that a reasonable likelihood exists of a conflict of interest between the Indemnitor and the Indemnitee; or (F) upon petition by the
          Indemnitee, the appropriate court rules that the Indemnitor failed or is failing to vigorously prosecute or defend such claim; provided that, in each case, the Indemnitee shall keep the Indemnitor reasonably apprised of any major developments relating to any such claim; and

               (iii) If the Indemnitor shall control the defense of any such claim, the Indemnitor shall obtain the prior written consent of the
          Indemnitee before entering into any settlement of a claim, except to the extent that such a settlement involves only the payment of money damages and fully releases the Indemnitee, and the Indemnitor shall provide reasonable prior written notice if it intends to cease to defend a claim, and if the Indemnitee shall control the defense of any such claim, the Indemnitee shall obtain the prior written consent of the Indemnitor (not to be unreasonably withheld) before entering into any settlement of a claim or ceasing to defend such claim, if as a result of such action by the Indemnitee, the Indemnitee claims or expects to claim indemnification from the Indemnitor.

                                   ARTICLE XI
                                  MISCELLANEOUS

     Section 11.1 Amendment.

     This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

                                       28

     Section 11.2 Extension; Waiver.

     At any time prior to the Closing, either party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

     Section 11.3 Notices.

     All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed)
or sent by overnight courier service to the parties at the following addresses
(or at such other address for a party as shall be specified by like notice):

     if to the Investors, to the addresses set forth on Schedule 1.1 hereto,

     and if to Union Drilling; to:

          Union Drilling, Inc.
          South Pittsburgh Technology Park
          3117 Washington Pike
          Bridgeville, Pennsylvania 15017
          Attn: Christopher Strong, President and CEO
          Fax:

     and a copy to:

          Satterlee Stephens Burke & Burke LLP
          230 Park Avenue, Suite 1130
          New York, NY 10169
          Attn: Edwin T. Markham, Esq.
          Fax: (212) 818-9606

     Section 11.4 Certain Definitions.

     "affiliate" shall mean, with respect to any Person, any other Person that directly, or through one or more intermediaries, controls or is controlled by or is under common control with such Person.

     "Assets" shall mean, with respect to any Person, all properties, land, buildings, improvements, leasehold improvements, Fixtures and Equipment and other assets, real or personal, tangible or intangible, owned, leased or licensed by such Person or any of its Subsidiaries.

     "Contemplated Transactions" shall mean all of the transactions contemplated by this Agreement, including, without limitation, the sale of the Shares by
Union Drilling to the

                                       29

Investors; the execution, delivery and performance of the Registration Rights
Agreement, and the performance by the parties hereto of their respective covenants, agreements and obligations hereunder and thereunder.

     "Financing" shall mean the credit arrangement contemplated and governed by the Revolving Credit and Security Agreement to be dated as of the Closing Date by and between Union Drilling and Thornton Drilling Company (as Borrowers) and
PNC Bank, National Association (as Lender and as Agent) providing for a revolving line of credit in the maximum amount of $50,000,000.

     "Fixtures and Equipment" shall mean, with respect to any Person, all of the furniture, fixtures, furnishings, machinery and equipment owned, leased or licensed by such Person, and located in, at or upon the facilities of such
Person.

     "GAAP" shall mean generally accepted accounting principles in the United
States, as in effect from time to time, consistently applied.

     "knowledge," the phrase "to the knowledge of Union Drilling" or any, similar phrase shall mean and be limited to the actual (but not constructive or imputed) knowledge of senior management of Union Drilling, without inquiry.

     "Lender" shall mean PNC Bank, National Association and any other Lender (as defined therein) under the credit agreement described in the definition of
Financing, above.

     "Permitted Encumbrances" shall mean any Encumbrances resulting from (i) all statutory or other liens for Taxes or assessments which are not yet due or delinquent or the validity of which are being contested in good faith by appropriate proceedings for which adequate reserves are being maintained in accordance with GAAP; (ii) all cashiers', landlords', workers' and repairers'
liens, and similar liens imposed by law, incurred in the ordinary course of business; (iii) all laws and governmental rules, regulations, ordinances and restrictions; (iv) all leases, subleases, licenses, concessions or service contracts to which any Person or any of its Subsidiaries is a party; (v)
Encumbrances identified on title policies or preliminary title reports or other documents or writing delivered or made available for inspection to any Person prior to the date hereof or included in the public records; and (vi) all other liens and mortgages (but solely to the extent such liens and mortgages secure indebtedness described or referred to in the Disclosure Schedule), covenants, imperfections in title, charges, easements, restrictions and other Encumbrances which, in the case of any such Encumbrances pursuant to clause (i) through (vi), do not materially detract from or materially interfere with the present use of the Asset subject thereto or affected thereby.

     "Person" shall mean any individual, corporation, partnership, limited liability company, joint venture, governmental agency or instrumentality, or any other entity.

     "Securities Act" shall mean the Securities Act of 1933, as amended.

     "SPA Drilling Purchase Agreement" shall mean the Option and Asset Purchase and Sale Agreement, dated as of February 28, 2005, by and between Thornton
Drilling Company and SPA Drilling, L.P.

                                       30

     "Stock Plan" shall mean any employee stock option, performance unit, stock purchase or similar plan of a Person or any of its Subsidiaries.

     "Stock Rights" shall mean any outstanding stock options, stock appreciation rights, limited stock appreciation rights, performance units, phantom stock and stock purchase rights of a Person.

     "Subsidiary" shall mean, with respect to any Person, (i) any corporation, partnership, joint venture or other organization, whether incorporated or unincorporated, of which such Person directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions, (ii) any limited partnership of which such Person, or any Subsidiary of such Person, is the general partner and (iii) any general partnership of which such Person, or any Subsidiary of such Person, owns an interest in the revenues or profits of 50% or more.

     "Tax" or "Taxes" includes all taxes, charges, fees, levies or other assessments imposed by any federal, state, local or foreign taxing authority, including, without limitation, all income, gross receipts, gains, profits, windfall profits, gift, severance, ad valorem, social security, employment, disability, unemployment, premium, recapture, credit, excise, property, sales, use, occupation, service, service use, leasing, leasing use, value added, transfer, payroll, withholding, estimated, license, stamp, franchise or similar taxes (including any interest earned thereon or penalties, additions or fines attributable thereto or attributable to any failure to comply with any requirement regarding Tax Returns and any interest in respect of such penalties, additions or fines).

     "Tax Return" includes any report, return, document, declaration or other information or filing required to be supplied to any taxing authority or jurisdiction with respect to Taxes, including, without limitation, any supporting schedules or attachments and any amendments or claims for refund with respect thereto.

     "Thornton Purchase Agreement" shall mean the Stock Purchase Agreement dated the date hereof between Union Drilling and Richard Thornton, the sole shareholder of Thornton Drilling Company.

     "Union Drilling Material Adverse Effect" shall mean a change in or effect on the business, operations, assets, financial condition or results of operations of Union Drilling and its Subsidiaries, taken as a whole, that results in a diminution in their value of $7 million or more or any change that materially impairs or materially delays the ability of Union Drilling to consummate the Contemplated Transactions.

     Section 11.5 Other Defined Terms.

     The following terms shall have the respective meanings given to such terms in the Sections set forth below:

                                       31

Term                                                                     Section
----                                                                    --------
Agreement...............................................................Recitals
Blue Sky Laws.............................................................3.4(c)
Closing......................................................................2.1
Closing Agreement.........................................................3.8(k)
Closing Date.................................................................2.1
Code....................................................................Recitals
Encumbrances.................................................................3.2
Environmental Permits.......................................................3.10
ERISA.....................................................................3.9(a)
Governmental Authority....................................................3.4(c)
Intellectual Property.......................................................3.20
IRS.......................................................................3.8(p)
PBGC......................................................................3.9(e)
Shares..................................................................Recitals
Tax Ruling................................................................3.8(k)
Union Drilling..........................................................Recitals
Union Drilling Benefit Plans..............................................3.9(a)
Union Drilling Common Stock..................................................3.3
Union Drilling Contracts....................................................3.19
Disclosure Schedule..........................................................3.1
Union Drilling Financial Statements..........................................3.5
Union Drilling Required Statutory Approvals..................................3.4

     Section 11.6 Descriptive Headings.

     The descriptive headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

     Section 11.7 Severability.

     If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Contemplated
Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the
Contemplated Transactions be consummated as originally contemplated to the fullest extent possible.

     Section 11.8 Counterparts.

     This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which shall constitute a single agreement.

                                       32

     Section 11.9 Entire Agreement; No Third Party Beneficiaries.

     This Agreement, together with the Registration Rights Agreement, (a)
constitutes the entire agreement and, supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; and (b) is not intended to confer upon any Person, other than the parties hereto any rights or remedies hereunder.

     Section 11.10 Governing Law; Consent to Jurisdiction.

     This Agreement shall be governed and construed in accordance with the laws of the State of New York without regard to any applicable conflicts of law principles. The parties hereby consents to the jurisdiction of any state or federal court located within the county of New York, State of New York, and irrevocably agree that all actions or proceedings relating to this Agreement or any of the Contemplated Transactions may be litigated in such courts, and each party waives any objection which it may have based on improper venue or forum non conveniens to the conduct of any proceeding in any such court.

     Section 11.11 Assignment.

     Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties.
This Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

     Section 11.12 Specific Performance.

     The parties recognize and agree that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy. Accordingly, each party agrees that, in addition to any other available remedies, the other party shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity. In the event that any action should be brought in equity to enforce the provisions of this Agreement, no party will allege, and each party hereby waives the defense, that there is an adequate remedy at law.

     Section 11.13 SSBB Conflict Waiver.

     William R. Ziegler, one of the Investors, is of counsel to Satterlee
Stephens Burke & Burke LLP, Union Drilling's legal counsel in connection with the drafting and negotiating of this Agreement. Satterlee Stephens Burke & Burke
LLP has represented each of the Investors in connection with various matters from time to time. The parties recognize and agree that Satterlee Stephens Burke
& Burke LLP does not represent the Investors in connection with the negotiation and drafting of this Agreement, and hereby waive any conflicts that may arise out of the relationships described above.

                                       33

     IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be duly signed as of the date first written above.

                                             UNION DRILLING, INC.

                                             By: /s/ CHRISTOPHER STRONG
                                                 -------------------------------
                                                 Name: Christopher Strong
                                                 Title: President and CEO

                                             THE INVESTORS

                                                 /s/ STEVEN A. WEBSTER
                                                 -------------------------------
                                                 Steven A. Webster

                                                 /s/ WILLIAM R. ZIEGLER
                                                 -------------------------------
                                                 William R. Ziegler

                                                 -------------------------------
                                                 Wolf Marine S.A.

                                             By /s/ KENNETH H. HANNAN, JR.
                                                --------------------------------
                                                Name: Kenneth H. Hannan, Jr.
                                                Title: Attorney-in-Fact

                                       34

                                  Schedule 1.1



                                           Number of Shares to be
Name and Address of Investor                      Purchased         Purchase Price
----------------------------------------------------------------------------------

Steven A. Webster                                   210,526           $ 3,999,994
c/o Carrizo Oil & Gas
1000 Louisiana St., Ste 1500
Houston, Texas 77002
Fax: 713-328-1060
----------------------------------------------------------------------------------
William R. Ziegler                                   52,632           $ 1,000,008
c/o Satterlee Stephens Burke & Burke LLP
230 Park Avenue, 11th Floor
New York, New York 10169
----------------------------------------------------------------------------------
Wolf Marine S.A.                                    789,474           $15,000,006
c/o Colonial Navigation Company, Inc.
750 Lexington Avenue, 26th Floor
New York, New York 10022
Attention: Kenneth H. Hannan, Jr.
----------------------------------------------------------------------------------
                 TOTAL:                           1,052,632           $20,000,008
----------------------------------------------------------------------------------


                                       35